Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3ASR) and related Prospectus of BeOne Medicines Ltd. for the registration of 398,880,905 ordinary shares, including 374,373,961 ordinary shares in the form of 28,797,997 American Depository Shares, and to the incorporation by reference therein of our reports dated February 26, 2026, with respect to the consolidated financial statements of BeOne Medicines Ltd., and the financial statement schedule listed in Item 15, and the effectiveness of internal control over financial reporting of BeOne Medicines Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 6, 2026